CorEnergy Sells Portland Terminal to Zenith Energy

KANSAS CITY, Mo.-December 21, 2018- CorEnergy Infrastructure Trust, Inc. ("CorEnergy" or the "Company") announced today that it sold its Portland Terminal Facility and its remaining interest in the Joliet Terminal ("Joliet") to Zenith Energy Terminals Holdings ("Zenith") for an aggregate consideration of $61 million.

Pursuant to CorEnergy’s lease agreement with its tenant, Zenith had the option, effective in February 2017, to purchase the terminal. Following an asset and market review, CorEnergy and Zenith entered a negotiated sale. The Portland Terminal was purchased by CorEnergy in January 2014 for $42 million, with the Company investing an additional $10 million for improvements in the asset. Zenith became the parent company of the tenant when it purchased the original tenant, a subsidiary of Arc Logistics, LP, in December 2017.

CorEnergy also sold its remaining interests in Joliet, the owner of a multi-purpose storage facility in Illinois. As of September 30, 2018, CorEnergy valued these interests at approximately $1.2 million, and CorEnergy was not anticipating receiving material distributions from the investment in the near term.

“The rent payments CorEnergy received on the Portland Terminal over the last five years, as well as the gain on sale from this transaction, have provided a total annual return within CorEnergy’s low to mid-teens target range for this type of asset,” said CorEnergy’s CEO and President, Dave Schulte. “With the funds we are receiving, CorEnergy expects to invest in another asset in 2019. We remain committed to our underwriting disciplines and also have the flexibility to deleverage to further strengthen our capital structure. We do not expect the sale of Portland to affect CorEnergy’s ability to maintain its current quarterly dividend of $0.75 per share.” As of December 21, 2018, CorEnergy had repurchased 177,773 shares of its 7.375% Series A Preferred Stock, for approximately $4.3 million.

Regarding the partnership with Zenith, Schulte added, “Our tenant’s operating team developed the commercial potential for the Portland Terminal, while CorEnergy fulfilled our role of funding the initial acquisition and upgrades. The relationship has proven beneficial to both parties. We are pleased with the transaction, to have had Zenith as a tenant, and to have played a role in its continuing terminal acquisition success.”

About CorEnergy Infrastructure Trust, Inc.
CorEnergy Infrastructure Trust, Inc. (NYSE: CORR, CORRPrA), is a real estate investment trust (REIT) that owns essential energy assets, such as pipelines, storage terminals, and transmission and distribution assets. We receive long-

term contracted revenue from operators of our assets, primarily under triple-net participating leases. For more information, please visit corenergy.reit.

Forward-Looking Statements
This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are "forward-looking statements." Although CorEnergy believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in CorEnergy's reports that are filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required by law, CorEnergy does not assume a duty to update any forward-looking statement. In particular, any distribution paid in the future to our stockholders will depend on the actual performance of CorEnergy, its costs of leverage and other operating expenses and will be subject to the approval of CorEnergy's Board of Directors and compliance with leverage covenants.

Contact Information:
CorEnergy Infrastructure Trust, Inc.
Investor Relations
Lesley Schorgl, 877-699-CORR (2677)
info@corenergy.reit

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